EXHIBIT 99.1

2621 West 15th Place Chicago, IL 60608

For additional information:

NEWS RELEASE	Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REPORTS 2004 EARNINGS PER SHARE OF $2.11 COMPARED

TO A LOSS OF $0.58 IN 2003; OPTIMISTIC ABOUT 2005 OUTLOOK

Chicago, Illinois – January 27, 2005 – Ryerson Tull, Inc. (NYSE: RT) today reported net income of $54.5 million, or $2.11 per diluted share, for the year ended December 31, 2004, compared with a net loss of $14.1 million, or $0.58 per share, for 2003. 2004 results included a pretax restructuring charge of $3.6 million, or $0.08 per share, a pretax gain of $5.6 million, or $0.13 per share, on the sale of assets, a $1.9 million income tax benefit, or $0.07 per share, attributable to the reassessment of the valuation allowance for a deferred tax asset, and an after-tax gain of $7.0 million, or $0.27 per share, from discontinued operations. 2003 results included a pretax restructuring charge of $6.2 million, or $0.15 per share, and a $4.5 million, or $0.18 per share, valuation allowance for a portion of the deferred tax asset.

For the fourth quarter of 2004, Ryerson Tull reported net income of $3.8 million, or $0.15 per diluted share, compared with a net loss of $7.5 million, or $0.30 per share, in the fourth quarter of 2003. Fourth quarter 2004 results included a pretax gain of $927,000, or $0.02 per share, on the sale of assets, a $1.9 million income tax benefit, or $0.07 per share, attributable to the reassessment of the valuation allowance for a deferred tax asset, and a $3.5 million after-tax, or $0.14 per share, positive income adjustment, associated with a discontinued operation. Fourth quarter 2003 results included a pretax restructuring charge of $3.8 million, or $0.09 per share.

“We are very proud of our performance for the year,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “Our aggressive restructuring actions improved our cost structure, asset management, and customer service—all of which enabled us to capitalize on the long-awaited recovery in the metals marketplace.”

“While growth in metal industry demand slowed from the very strong pace experienced in the first half of 2004, Ryerson Tull’s volume remained good in the fourth quarter,” continued Novich. “However, gross margins were affected in the period, primarily from two factors.”

January 27, 2005

Fourth-Quarter Performance

Fourth quarter 2004 sales increased 65.1 percent from the fourth quarter of 2003, on an 11.3 percent increase in tons shipped per day and a 50.9 percent increase in the average selling price per ton. On a sequential basis, fourth quarter 2004 sales increased 0.6 percent from the third quarter of 2004. Tons shipped per day increased 4.6 percent, sequentially, while the average selling price per ton increased 2.5 percent. The fourth quarter of 2004 included a three-month contribution from J&F, compared with two months in the third quarter of 2004.

Gross profit per ton improved to $183 in the fourth quarter of 2004, compared with $167 in the year-ago period, but declined from $213 in the third quarter of 2004. Gross margins declined to 14.1 percent in the fourth quarter of 2004, compared with 19.4 percent in the fourth quarter of 2003 and 16.8 percent in the third quarter of 2004. “While gross profit per ton expanded significantly, year-over-year, it declined $30 sequentially,” said Novich. “More than 80 percent of the deterioration was the result of two specific factors. As the carbon flat rolled mills caught up on past-due deliveries, carbon flat rolled inventories rose relative to overall levels. Adding a layer of relatively high-cost carbon flat rolled inventory resulted in higher material costs passing through cost of goods sold in the fourth quarter of 2004. Additionally, carbon flat rolled—which carries a lower gross margin—comprised a higher percentage of our product mix, following the acquisition of J&F in August 2004. Ryerson Tull’s product mix will change significantly as of the first quarter of 2005, with the inclusion of Integris, due to its emphasis on higher margin stainless and aluminum.”

Fourth quarter 2004 operating expenses per ton were $176, compared to $168 in the year-ago period, and $170 in the third quarter of 2004. While productivity continued to expand, certain expenses, including Sarbanes-Oxley compliance and facility consolidation costs, rose. On a year-over-year basis, freight and performance incentive expenses increased as well.

Full-Year Performance

For the full year, sales increased 50.8 percent to $3.3 billion in 2004, on a 10.5 percent gain in tons shipped and a 36.4 percent increase in the average selling price per ton. Gross profit per ton improved to $200 for 2004, compared with $166 for 2003. Operating expense per ton was $166 in 2004, compared with $165 in 2003.

January 27, 2005

Acquisition of Integris Metals

On January 4, 2005, Ryerson Tull completed the acquisition of Integris Metals for $410 million plus the assumption of $234 million of Integris’ debt. “The new organizational structure is in place, and we are very excited about our now unparalleled product offerings, value-added capabilities, customer service, and geographic reach,” said Novich. Integris generated strong growth and profitability in 2004. Revenues increased 34 percent to $2.0 billion in 2004. Operating income expanded 291 percent, year-over-year, to $103.3 million, while net income increased 448 percent to $59.8 million. (These unaudited results, compiled by Integris, are subject to completion of Integris’ 2004 audit.)

Financial Condition

During the fourth quarter, the company completed the offering of $175 million of convertible senior notes and $150 million of senior notes. Consequently, at year-end 2004, Ryerson Tull had a debt-to-capital ratio of 55 percent and approximately $373 million available under its credit facility, compared with a debt-to-capital ratio of 41 percent and availability of $151 million at the end of 2003. On January 4, 2005, simultaneously with the acquisition of Integris, Ryerson Tull closed its new $1.1 billion revolving credit agreement, leaving the company with approximately $300 million available under its credit facility, post acquisition, and a debt-to-capital ratio of 73 percent.

Outlook

“We expect the U.S. manufacturing sector and metals demand to sustain slow to moderate growth in 2005,” concluded Novich. “Moreover, we believe Ryerson Tull’s strategy to continuously improve our operating efficiency, customer service, and overall competitiveness—as well as the shift to a higher percentage of stainless and aluminum, and the many other benefits from the acquisition of Integris—will provide further opportunities to grow and enhance our profitability.”

January 27, 2005

Note: Ryerson Tull will conduct a conference call to discuss fourth-quarter results on Friday, January 28, 2005, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2004 revenues of $3.3 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 4, 2005, Ryerson Tull acquired Integris Metals, Inc., North America’s fourth largest metals service center with 2004 revenues of $2.0 billion.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data - Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter	Year Ended December 31
	2004	2003	2004	2004	2003
NET SALES	$903,682	$547,500	$898,725	$3,301,958	$2,189,435
Cost of materials sold	776,544	441,039	747,410	2,738,083	1,766,771

Gross profit	127,138	106,461	151,315	563,875	422,664
Warehousing and delivery	66,318	56,940	63,280	249,871	226,429
Selling, general and administrative	56,996	45,971	56,811	218,866	187,467
Restructuring and plant closure costs	—	3,773	2,960	3,553	6,213
Gain on sale of assets	(927)	—	(2,298)	(5,572)	—

OPERATING PROFIT (LOSS)	4,751	(223)	30,562	97,157	2,555
Other revenue and expense, net	150	46	29	248	166
Interest and other expense on debt	(7,793)	(4,842)	(5,983)	(23,827)	(18,815)

INCOME (LOSS) BEFORE INCOME TAXES	(2,892)	(5,019)	24,608	73,578	(16,094)
Provision (benefit) for income taxes	(3,178)	2,441	9,425	26,110	(2,011)

INCOME (LOSS) FROM CONTINUING OPERATIONS	286	(7,460)	15,183	47,468	(14,083)
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	3,515	—	2,251	7,009	—

NET INCOME (LOSS)	$3,801	$(7,460)	$17,434	$54,477	$(14,083)

INCOME (LOSS) PER SHARE OF COMMON STOCK
Basic:
Income (loss) from continuing operations	$0.01	$(0.30)	$0.61	$1.90	$(0.58)
Inland Steel Company - adjustment to gain on sale	0.14	—	0.09	0.28	—

Net income (loss)	$0.15	$(0.30)	$0.70	$2.18	$(0.58)

Diluted:
Income (loss) from continuing operations	$0.01	$(0.30)	$0.59	$1.84	$(0.58)
Inland Steel Company - adjustment to gain on sale	0.14	—	0.09	0.27	—

Net income (loss)	$0.15	$(0.30)	$0.68	$2.11	$(0.58)

Dividends on preferred stock	$48	$48	$48	$192	$192

Net income (loss) applicable to common stock	$3,753	$(7,508)	$17,386	$54,285	$(14,275)

Average shares of common stock - diluted	25,721	24,828	25,746	25,681	24,822

Supplemental Data :
Tons shipped (000)	696	636	710	2,821	2,553

Average selling price/ton	$1,298	$860	$1,266	$1,170	$858

Gross profit/ton	$183	$167	$213	$200	$166
Operating expenses/ton	176	168	170	166	165
Operating profit (loss)/ton	7	(1)	43	34	1
Depreciation included in Cost of materials sold	3,610	5,011	4,291	15,489	18,342
Depreciation included in SG&A Expenses	1,246	1,052	1,425	5,651	5,563

(Dollars in Millions)	12/31/2004	12/31/2003
Cash and cash equivalents	$18.7	$13.7
Accounts receivable	465.4	257.8
Current value of inventory	935.1	498.8
Inventory at LIFO value	600.2	437.6
Net property, plant and equipment	239.0	225.0
Net deferred tax asset	161.7	131.8

Accounts payable	220.5	144.9
Long-term debt	526.2	266.3
Stockholders’ equity	432.9	382.3